NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 02, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 22, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the reincorporation (via merger) and change in domicile of The Taiwan Fund, Inc., which became effective on April 22, 2020, each share of Common Stock of The Taiwan Fund, Inc. (Delaware) automatically converted into one share of Common Stock of The Taiwan Fund, Inc. (Maryland). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of The Taiwan Fund, Inc. (Delaware) Common Stock and does not affect the continued listing on the NYSE of The Taiwan Fund, Inc. (Maryland) Common Stock.